Exhibit 5.1

March 8, 2019

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland

Re: Altimmune, Inc. - 1,500,000 Common Units and 2,861,370 Pre-funded Units

Ladies and Gentlemen:

We are acting as counsel to Altimmune, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 1,500,000 common units (each a “Common Unit”), each Common Unit consisting of one share of common stock, $0.0001 par value per share (each a “Share”) and a warrant to purchase one Share (each a “Common Warrant” and each Share underlying a Common Warrant, a “Common Warrant Share”), and (ii) 2,861,370 pre-funded units (each a “Pre-funded Unit” and together with the Common Units, the “Units”), each Pre-funded Unit consisting of a pre-funded warrant to purchase one Share (each a “Pre-funded Warrant,” and together with the Common Warrants, the “Warrants,” and each Share underlying a Pre-funded Warrant, a “Pre-funded Warrant Share,” and together with the Common Warrant Shares, the “Warrant Shares”) and one Common Warrant, pursuant to the prospectus supplement, dated March 8, 2019 (the “Prospectus Supplement”), to the prospectus, dated March 30, 2017, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-217034), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Units. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.

The Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Securities Purchase Agreement dated March 8, 2019, by and among the Company and each purchaser identified therein (the “Securities Purchase Agreement”), will be validly issued, fully paid and non-assessable.

2.

The Units have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Securities Purchase Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3.

The Warrants have been duly authorized and, when issued and paid for in accordance with the terms set forth in the Securities Purchase Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms

4.

The Warrant Shares issuable upon exercise of the Warrants have been duly authorized for issuance and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are subject to the following qualifications and exceptions:

(i)

the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and

(ii)

limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on March 8, 2019 and its incorporation by reference in the Registration Statement. In addition, we consent to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP